STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "**Agreement**") is made and entered into on July 17, 2020, by and between Jerry L. Ivy as trustee of the as trustee of the Jerry L. Ivy, Jr. Descendants' Trust u/t/a dated 8/10/1998, organized under the laws of the State of Illinois ("**Seller**"), and Sandra Hardardottir ("**Purchaser**").

Background

Purchaser wishes to purchase, and Seller wishes to sell, 1,000,000 Ordinary Shares, par value NIS 0.10 (the "**Shares**") of On-Track Innovations, Ltd., an Israeli corporation (the "Company").

Agreement

For good and valuable consideration, including the representations, warranties and covenants set forth below, and on the terms and conditions set forth in this agreement, the parties hereby agree as follows:

1. Purchase and Sale of SharesSale of the Shares. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase at the Closing (as defined in Section 1.2 below) 1,000,000 Shares at a price per share of US$0.20, for an aggregate purchase price of US$200,000.00 (the "**Purchase Price**").

1.2 Closing. The closing of the purchase and sale of the Shares (the "**Closing**") shall take place upon delivery and receipt of the documents and purchase price stated in this Section 1.2. At the Closing, Seller shall deliver to Purchaser a stock certificate representing the Shares together with an Assignment Separate from Certificate, duly executed, that conveys to Purchaser 1,000,000 Shares. The Closing shall take place on such date on which the deliveries contemplated by this Section 1.2 shall be made.

1.3 Payment. The Purchase Price, or a portion thereof, shall be paid by Purchaser upon the earlier of (i) a sale of all or a portion of the Shares owned by Purchaser; and (ii) upon demand by Seller.

1.4 Security Interest. Purchaser hereby grants to Seller a first priority, perfected security interest in the Shares purchased by Purchaser pursuant to this Agreement.

2. Representations and Warranties of Seller. Seller, with respect to the Shares owned by it, hereby represents and warrants the following to Purchaser:

2.1 Title to Shares. Seller is the beneficial and record owner of the Shares identified above as being owned by it and at the Closing will deliver to Purchaser good and marketable title to the Shares free and clear of all liens, and upon Closing Purchaser will acquire the Shares free and clear of all liens.

2.2 Authority of the Seller. Seller has the full right, power and authority to enter into this Agreement, to sell, transfer and deliver to Purchaser the full legal and beneficial ownership in the Shares pursuant to this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by Seller and this Agreement is and shall constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors' rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

2.3 Information. Seller has obtained all information regarding the Company that Seller needs to evaluate the sale of the Shares. Seller acknowledges that Purchaser is a director of the Company and has

made no representations and warranties regarding the condition of, or the prospects of, the Company. Seller acknowledges that he has had access to information needed to evaluate the merits and risks of the sale of the Shares.

3. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller that as of the date of this Agreement and the date of the Closing:

3.1 Authorization. This Agreement, when executed and delivered by Purchaser, shall constitute valid and binding obligations of Purchaser, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.2 Information. Purchaser has obtained all information regarding the Company that Purchaser needs to evaluate the merits and risks of the purchase of the Shares. Purchaser acknowledges that Seller has made no representations and warranties regarding the condition of, or the prospects of, the Company. Purchaser acknowledges that she is, as of the Closing of this Agreement, a director of the Company and has had access to information needed to evaluate the merits and risks of the purchase of the Shares.

4. MiscellaneousEntire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties regarding the matters set forth herein, and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants regarding the matters set forth herein except as specifically set forth herein.

4.2 Survival of Warranties. The representations, warranties and covenants contained in this Agreement shall survive the execution, delivery and closing of this Agreement.

4.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Washington as applied to agreements among Washington residents entered into and to be performed entirely within Washington.

4.4 Counterparts. This Agreement may be executed by facsimile, electronic signatures and electronic transmission and/or in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Purchase Agreement as of the date first above written.

SELLER

/s/ Jerry L. Ivy, Jr.
Jerry L. Ivy, Jr., as trustee of the Jerry L. Ivy, Jr. Descendants' Trust u/t/a dated 8/10/1998, organized under the laws of the State of Illinois

PURCHASER

/s/ Sandra Hardardottir
Sandra Hardardottir